FOR IMMEDIATE RELEASE	EXHIBIT 99.1

ACR GROUP, INC. NAMES TWO ADDITIONAL MEMBERS

TO ITS BOARD OF DIRECTORS

Houston, TX-- March 3, 2006. ACR Group, Inc. (OTC-BB: ACRG) today announced the appointment of Marshall G. Webb and Jo E. (Jed) Shaw, Jr. to the Company's Board of Directors. Their appointment increases the number of directors to eight, five of whom are independent of management of the Company.

Mr. Webb is founder and President of Polaris Group, which he organized in 1999 to provide financial advisory and merger and acquisition services to public and private companies. Prior to founding Polaris, he founded, was CEO and led the IPO of a global provider of information technology solutions to government and business. Earlier, Mr. Webb was an owner and executive officer for 18 years in several major staff augmentation and outsourcing companies. Mr. Webb is also a director of two other publicly-traded companies that are listed on the American Stock Exchange and is a certified public accountant. Mr. Webb holds the Certificate of Director Education, a nationally recognized designation for corporate directors.

Mr. Shaw is an attorney and has practiced law continuously since 1959. He was President of Shaw & Associates, a law firm specializing in the practice of real estate, mortgage lending and bankruptcy law, where he represented many national mortgage companies. He also is a former director, major shareholder and legal counsel for a small bank in Texas. For many years, Mr. Shaw also held leadership positions, as mayor, councilman, city attorney and municipal judge, in two small, incorporated cities in the immediate Houston area.

Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated. "Both Marshall and Jed add crucial business experience to our Board of Directors. I expect that the diverse business experiences each has gained throughout his career will add breadth to the guidance and advice offered by our independent directors."

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ACR Group, Inc.	NEWS RELEASE
March 3, 2006
Page 2

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration ("HVACR") equipment and supplies. After opening two branches this month, the Company will have 51 locations in 9 states.

Statements in this news release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532